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                                                                  Exhibit 10.2

                          AMENDED EMPLOYMENT AGREEMENT

                                       FOR

                                   DAVID HOPE

                  THIS AMENDED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the first day of February, 1997, between ON STAGE ENTERTAINMENT, INC., a Nevada Corporation formally known as LEGENDS IN CONCERT, INC., (the "Company"), and DAVID HOPE, an individual "Hope").

                                    RECITALS

                  WHEREAS, Hope has been employed by the Company since April 15, 1996, pursuant to the terms of an employment agreement and various amendments; and

                  WHEREAS, Hope desires to continue to be employed by the Company and the Company desires to continue to employ Hope; and

                  WHEREAS, the Company and Hope desire to clarify and amend Hope's employment terms in a single document; and

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and Hope agree as follows:

                                    AGREEMENT

                  1. RECITALS. The above-listed Recitals are incorporated into this Agreement in their entirety and expressly made a part hereof.

                  2. POSITION AND TITLE. The Company agrees to employ Hope in the position of President and Chief Operating Officer, with authority specified by the Board of Directors. Hope's duties and responsibilities shall include day-to-day management and operation of the Company, profitability, strategic direction and completion of monthly reports to the Board of Directors. Hope shall supervise all Company employees, who shall report to him, except for performers (i.e., impersonators, singers, dancers, musicians, etc.). Hope is authorized to use the services of an Executive Secretary and Market Analyst. Hope shall have the authority to hire and fire staff, subject to approval by the Board of Directors, if required by law or by the Board. Hope accepts this employment and agrees to devote his full work time, attention and energies to the Company's business.

                  3. SUPERVISOR. Hope will report to the Chairman of the Board and Chief Executive Officer, John W. Stuart.


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                  4. TERM AND TERMINATION.

                           (a) Length of Employment. Hope's employment shall be
for a period of three years and four months commencing on the date of this Agreement and ending on May 31, 2000, unless another date is agreed to in writing by the parties.

                           (b) Termination for Cause. The Company shall have the
right to terminate this Agreement and Hope's employment at any time for Cause. "Cause" for termination shall include: (1) Hope's material breach of this agreement; (2) conduct materially injurious to the Company; (3) fraud, theft, embezzlement, misappropriation or similar activity; (4) conviction or pleading guilty or no contest to any criminal offense, excluding minor offenses such as traffic offenses; or (5) gross neglect of employment duties. However, if the cause for termination is one of the reasons listed in (1), (2) or (5) above, prior to terminating Hope, the Company shall first notify Hope in writing of his offense and afford him 30 days to correct the problem. If Hope has failed to correct the situation to the reasonable satisfaction of the Board of Directors within 30 days of such notification, the Company may terminate Hope's employment.

                           (c) Severance Pay. The Company shall have the right
to terminate this Agreement and Hope's employment at any time without cause, provided that the Company shall: (1) pay Hope a lump sum payment (without mitigation for subsequent employment) on the date of such termination in an amount equal to the greater of (a) Hope's Base Salary, car allowance and insurance allowance due from the date of termination up until April 30, 1999, plus reimburse Hope for any accrued but unused vacation days as of the date of termination; or (b) one year's Base Salary, car allowance and insurance allowance, plus reimburse Hope for any accrued but unused vacation days as of the date of termination; and (2) immediately vest all of Hope's non-vested options. In addition, Hope shall in either case be entitled to any accrued bonus due to Hope as of the termination date which will be paid to Hope no later than sixty (60) days after the release of the Companies audited financial statements for that respective year.

                           (d) Termination by Hope. If there shall be a change
in voting control in the Company, other than through an initial public offering or subsequent secondary offerings, then Hope shall have the right to terminate this Agreement and Hope's employment at any time without cause, and the Company shall: (1) pay Hope a lump sum payment (without mitigation for subsequent employment) on the date of such termination in an amount equal to the greater of
(a) Hope's Base Salary, car allowance and insurance allowance due from the date of termination up until April 30, 1999, plus reimburse Hope for any accrued but unused vacation days as of the date of termination; or (b) one year's Base Salary, car allowance and insurance allowance, plus reimburse Hope for any accrued but unused vacation days as of the date of termination; and (2) immediately vest all of Hope's non-vested options. In addition, Hope shall in either case be entitled to any accrued bonus due to Hope as of the termination date which will be paid to Hope no later than sixty (60) days after the release of the Companies audited financial statements for that respective year.


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                  5. COMPENSATION.

                           (a) Salary. As compensation for his services, Hope
will receive $200,000 per annum (the "Base Salary"), payable in equal bi-monthly installments. On April 15 of each year, Hope's annual Base Salary shall be increased by ten percent (10%) of the previous year's Base Salary, contingent upon Hope meeting reasonable financial performance goals agreed to by the Board of Directors and Hope. By the signing of this Agreement the Board of Directors and Hope hereby agree that Hope did meet said financial performance goals for the year ended December 31, 1996, and is therefore eligible for this ten percent (10%) increase on April 15, 1997.

                           (b) Bonus. An annual bonus pool of five percent (5%)
of the Company's pre-tax earnings (excluding extraordinary items and non-recurring charges including but not limited to the forgiveness of founder's debt, and costs related to the Company's financing activities) ("Pre-tax Earnings") will be established for key executives of the Company provided the Company meets or exceeds it's projected pre-tax earnings for each year which has been approved by the Board of Directors and is attached hereto as Exhibit 1. Any bonus due to Hope for any year under this Agreement will be paid to Hope no later than sixty (60) days after the release of the Companies audited financial statements for the respective year. Hope is entitled to participate in the annual bonus pool based on the following formula:

                                    (i) For the year ended December 31, 1996, 1
1/2 percent of the first $1,000,000 in Pre-tax Earnings and then three percent (3%) of Pre-tax Earnings thereafter; and

                                    (ii) For the years ended December 31, 1997,
December 31, 1998, and December 31, 1999, two percent (2%) of the Company's Pre-tax Earnings for each such year, provided the Company meets or exceeds their projected Pre-tax Earnings for that year as listed on Exhibit 1.

                           (c) Vacation. Hope shall be eligible for 15 days of
paid vacation benefits each employment year, accrued on a pro rata basis.

                           (d) Insurance. The Company will reimburse Hope for
the reasonable actual cost of his full family medical and dental policy now in effect, or the equivalent, up to a cap of $600 per month, until such time as the Company establishes its own similar medical and dental plan, at which time the Company will provide the same to Hope at no cost to him.

                           (e) Car Allowance. Hope shall be paid a car allowance
of $500 per month.

                           (f) Cellular Telephone. The Company will reimburse
Hope for business related cellular telephone calls and for standard monthly cellular telephone fees.

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                           (g) Laptop Computer. The Company shall furnish Hope
with a laptop computer for his use.

                           (h) Stock Options. As of August 7, 1996, the Company
granted to Hope options to purchase 565,000 shares of Common Stock (pre-reverse split) at an exercise price of $2.20 per share (the "Option") under the Company's 1996 Stock Option Plan (the "Plan"). Subject to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), Hope shall specify what portion of the stock options granted to Hope shall be incentive stock options and what portion shall be non-qualified stock options.

                           The Option provides that the right to exercise with
respect to the shares under option shall vest as follows: (1) for non-qualified options 50% on the date of grant of the option; an additional 25% on the first anniversary date of the date of the grant of the option; and an additional 25% on the second anniversary date of the date of the grant of the option; (2) for qualified options 33% on the date of grant of the option; an additional 34% on the first anniversary date of the date of the grant of the option; and an additional 33% on the second anniversary date of the date of the grant of the option. The Option provides that in the event of any sale of 20% or more of the Company's common stock (other than through an initial public offering), a reverse merger, significant sale of assets (not in the ordinary course of business) or a change in control (defined as a change in the voting control as it existed on the date of the execution of this Agreement) all of Hope's outstanding options shall vest immediately. Hope shall have a 10 (ten) year period in which to exercise the Option, to the extend vested, from the date of grant.

                           In the event Hope is terminated at a time when the
Company's stock is not publicly traded and such termination is for other than "Cause" (as defined in Section 3(b)), Hope may "put" any shares he has obtained through the exercise of the foregoing Options to the Company at a price equal to the then-current fair market value of such stock, which amount shall be paid to Hope within twenty-four (24) months, with interest on any unpaid balance at the prime rate as announced in the Wall Street Journal on the date the Company purchases the stock. The fair market value shall be agreed upon by Hope and the Board of Directors of the Company. If no such agreement is reached within 30 days, fair market value shall be as determined by a valuation firm acceptable to Hope and the Company.

                           (i) Expense Reimbursement. The Company shall
reimburse Hope for those expenses incurred by him in connection with the performance of his duties on behalf of the Company that are in accordance with the Company's expense reimbursement procedures currently in place; provided, that such expenses are reasonable for an executive of Hope's status and are appropriately documented.

                           (j) Executive Benefit Plan. If financial conditions
permit, the Company agrees to implement an executive benefit plan, which will include life and disability insurance benefits. The Company may, at the sole discretion of the Board of Directors, make contributions to an executive benefit plan.

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                  6. CONFIDENTIAL INFORMATION. Hope acknowledges that during his employment by the Company he will have access to various trade secrets and other proprietary and confidential information. Hope agrees as a material condition of this Agreement to execute a Confidentiality And Non-Competition Agreement in the form of the attached Exhibit A, immediately subsequent to the signing of this Agreement.

                  7. ARBITRATION. Any disputes between Hope and the Company arising out of this agreement or Hope's employment by the Company including but not limited to alleged violations of federal, state and/or local statutes (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of Hope's statutory, contractual or common law rights (and including claims against the Company's officers, directors, employees or agents), which Hope and the Company or other party are unable to resolve through direct discussion, regardless of the kind or type of dispute (excluding claims for workers' compensation, unemployment insurance and any solely monetary dispute within the jurisdiction of small claims court) shall be decided exclusively by conclusive and binding arbitration in the State of Nevada in accordance with the American Arbitration Association's ("AAA") Employment Dispute Resolution Rules (the "Rules"). Except for those claims specifically excluded from coverage under this arbitration provision, Hope and the Company hereby waive the right to pursue any claims, including but not limited to employment termination-related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. Hope and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. Each party shall have the right to take depositions, make requests for production of documents to any person or entity, and to subpoena witnesses and documents for the arbitration. Additional discovery may be had only where the arbitrator so orders, upon a showing of substantial need. The arbitrator shall be selected by agreement between Hope and the Company, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. Each party shall pay its own expenses for the arbitration and the fee and expenses of the arbitrator shall be shared equally.

                  8. ENTIRE AGREEMENT.This agreement contains the entire understanding between Hope and the Company and it supersedes any prior oral or written agreements and understandings between them. This agreement may be modified only in writing signed by both parties.

                  9. SEVERABILITY. If a court of competent jurisdiction holds that any provision of this agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

                  10. NOTICES.
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                           (a) Any notice under this agreement given by the
Company to Hope shall be personally delivered to him or sent by certified mail to his most recent home address as shown in the Company's records.

                           (b) Any notice by Hope to the Company shall be sent
by certified mail to the following address:

                                     On Stage Entertainment, Inc.
                                     4625 West Nevso Drive
                                     Las Vegas, Nevada 89103
                                     Attn: Christopher R. Grobl

                           (c) Any notice sent by certified mail shall be
effective when mailed.

                  11. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of Nevada without reference to the principles governing conflict of laws applicable in that or any other jurisdiction.

Dated: February 1, 1997           /s/ David Hope
                                  -------------------------------
                                  By: David Hope


Dated: February 1, 1997           /s/ John W. Stuart
                                  -------------------------------
                                  John W. Stuart
                                  Chief Executive Officer
                                  On Stage Entertainment, Inc.


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